EXHIBIT 8.2
EXHIBIT 23.3

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 22, 2005

Unocal Corporation
2141 Rosencrans Avenue, Suite 4000
El Segundo, CA 90245

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Chevron Corporation, a Delaware corporation (“Chevron”), including the proxy statement of Unocal Corporation, a Delaware corporation (“Unocal”), forming a part thereof, relating to the proposed merger of Unocal with and into a wholly-owned subsidiary of Chevron.

     We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz